Piedmont Natural Gas Announces Plans to Provide Natural Gas Service To Progress Energy Carolinas’ New Sutton Power Generation Facility

Piedmont to construct 133-mile natural gas pipeline and new compression facilities to serve Progress Energy Carolinas’ new natural gas power generation facility near Wilmington, NC.

Charlotte, N.C., April 15 / PRNewswire-First Call/ — - Piedmont Natural Gas (NYSE: PNY) today announced an agreement with Progress Energy Carolinas (NYSE: PGN) to provide natural gas delivery service to the electric utility’s recently announced power generation facility to be built at its existing Sutton site near Wilmington, N.C. Piedmont will construct approximately 133 miles of transmission pipeline and install 23,000 HP of new compression facilities to serve the new 620 MW combined cycle Sutton plant.

Commenting on the announcement, North Carolina Governor Beverly Perdue said, “We welcome today’s announcement which represents not only a significant investment by Piedmont Natural Gas and Progress Energy Carolinas in critical energy infrastructure for our State but also advances our joint efforts to create a cleaner environment for the benefit of all North Carolinians.”

Piedmont’s capital investment in the pipeline and compression facilities is estimated at $217 million. The new natural gas facilities will not only serve Progress Energy Carolinas’ requirements at its new Sutton plant but will also create cost effective expansion capacity that Piedmont will use to help serve the growing natural gas requirements of its other customers in the eastern part of North Carolina. Progress Energy Carolinas’ subscription to the natural gas expansion capacity is supported by a long-term service agreement with Piedmont. Subject to approval by the North Carolina Utilities Commission, Piedmont will begin construction of the new natural gas pipeline and compression facilities early in 2011 and be ready for service in June 2013.

Piedmont Natural Gas Chairman, President and CEO Thomas E. Skains commented on the agreement, “We are excited about this additional opportunity to work with Progress Energy to add significant new natural gas infrastructure to deliver clean and efficient energy to the eastern portion of North Carolina. This project will stimulate economic growth and development and benefit our environment and the energy consumers in North Carolina.”

“This is an important milestone for North Carolina and a vital part of our plan to convert a significant portion of our power plant capacity from coal to natural gas,” said Lloyd Yates, CEO and president of Progress Energy Carolinas. “We are pleased to be the catalyst for this critical natural gas expansion and the economic and environmental benefits it will bring to eastern North Carolina.”

Impact on Piedmont’s Previously Announced Robeson LNG Storage Project

Since the timing and design scope of the Sutton project will help serve the needs of Piedmont’s growing natural gas customer base in the eastern part of North Carolina in a more cost effective manner, Piedmont also announced today that the Sutton project alleviates the need for it to pursue further development of its previously announced Robeson Liquefied Natural Gas (LNG) storage project at this time. The Robeson LNG storage project was put on hold by the Company in March 2009 pending further evaluation of its growth requirements in the eastern part of North Carolina and the timing of natural gas infrastructure to serve that growth. Although work on the Robeson LNG storage project will be suspended indefinitely, Piedmont anticipates that it will invest $60 million of the $217 million Sutton project in Robeson County, NC, which will have a significant positive economic impact on the county and expand Piedmont’s role in the local community.

Forward Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to future events, risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, rate of customer growth, new legislation and regulations and application of existing laws and regulations, economic and capital market conditions, the cost and availability of labor and materials and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could,” “will,” “assume,” “can,” “estimate,” “forecast,” “future,” “indicate,” “outlook,” “plan,” “predict,” “seek,” “target,” “would,” and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are only as of the date they are made and we do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s latest Forms 10-K and 10-Q, which are available on the SEC’s website at http://www.sec.gov.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to more than one million residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 61,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. Additional information about Piedmont is available on the Internet at http://www.piedmontng.com.

Source: Piedmont Natural Gas

CONTACT: Investors, Nick Giaimo 704-731-4952 nick.giaimo@piedmontng.com	Media, David L. Trusty 704-731-4391 david.trusty@piedmontng.com